Description of DeVry Inc. Incentive Plan of 2005

EXHIBIT 10.2

Shares Available for Issuance
      The aggregate number of shares of Common Stock that may be issued under the 2005 Plan will not exceed 3,000,000 (subject to the adjustment provisions discussed below). The 3,000,000 new shares represent 4.3% of the currently outstanding shares of Common Stock.
      The number of shares that may be issued under the 2005 Plan for Benefits other than stock options and SARs will not exceed a total of 2,000,000 shares (subject to the adjustment provisions discussed below).
Administration and Eligibility
      The 2005 Plan will be administered by the Compensation Committee of the Board (the “Committee”) which consists of two or more directors, each of whom will satisfy the requirements established for administrators acting under plans intended to qualify for exemption under Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”), for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Internal Revenue Code and with any applicable requirements established by the New York Stock Exchange. The Committee will approve the aggregate Benefits and the individual Benefits for the most senior elected officers and non-employee directors. The Committee will delegate its authority to grant Benefits to other Participants to the Chief Executive Officer or other designated officers in accordance with the terms of the 2005 Plan. The Chief Executive Officer or such other officers authorized to select employees to receive such option shares and other awards will provide written notice of all such action to the Committee.
      No Participant may receive in any calendar year: (i) stock options relating to more than 150,000 shares, (ii) restricted stock or restricted stock units relating to more than 50,000 shares, (iii) SARs relating to more than 125,000 shares, or (iv) performance shares relating to more than 50,000 shares. No non-employee director may receive in any calendar year stock options relating to more than 15,000 shares or restricted stock units relating to more than 5,000 shares. (Each of the above limits is subject to the adjustment provisions discussed below.) The maximum amount that may be earned under performance cash awards by any Participant who is a covered employee within the meaning of Section 162(m) of the Internal Revenue Code (“Covered Employee”) in any calendar year may not exceed $1,000,000.
Benefits
Stock Options
      Stock options granted to Participants (“Optionees”) may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). NSOs and ISOs are collectively referred to as “Stock Options.” The exercise price of any ISO must be equal to or greater than the fair market value of the shares on the date of the grant. The terms of a Stock Option cannot exceed 10 years.
      For purposes of the 2005 Plan, fair market value shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation. Generally, fair market value means the closing price on the last trading day preceding the day of the transaction, as reported for the New York Stock Exchange Composite Transactions in The Wall Street Journal.
      At the time of grant, the Committee, Chief Executive Officer or other designated officer will determine when Options are exercisable and when they expire.
      Payment for shares purchased upon exercise of a Stock Option must be made in full at the time of purchase. Payment may be made in cash, by the transfer to the Company of shares owned by the Participant having a fair market value on the date of transfer equal to the option exercise price (or certification of ownership of such shares) or in such other manner as may be authorized by the Committee.

SARs
      The Committee, Chief Executive Officer or other designated officer has the authority to grant SARs to Participants and to determine the number of shares subject to each SAR, the term of the SAR, the time or times at which the SAR may be exercised, and all other terms and conditions of the SAR. A SAR is a right, denominated in shares, to receive, upon exercise of the right, in whole or in part, without payment to the Company an amount, payable in shares, in cash or a combination thereof, that is equal to the excess of: (i) the fair market value of Common Stock on the date of exercise of the right; over (ii) the fair market value of Common Stock on the date of grant of the right multiplied by the number of shares for which the right is exercised.
Restricted Stock and Restricted Stock Units
      Restricted Stock consists of shares which are transferred by the Company to a Participant, subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. Restricted Stock Units are the right to receive shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee which are subject to substantial risk of forfeiture and restrictions on their sale or other transfer by the Participant. The Committee, Chief Executive Officer or other designated officer determines the eligible Participants to whom, and the time or times at which, grants of Restricted Stock or Restricted Stock Units will be made, the number of shares or units to be granted, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Company, the passage of time or other restrictions or conditions.
Performance Stock
      A Participant who is granted Performance Stock has the right to receive shares or cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of performance goals specified by the Committee.
      The award of Performance Stock to a Participant will not create any rights in such Participant as a stockholder of the Company until the issuance of Common Stock with respect to an award.
Performance Cash Awards
      A Participant who is granted Performance Cash Awards has the right to receive a payment in cash upon the attainment of performance goals specified by the Committee. The Committee may substitute shares of Common Stock for the cash payment otherwise required to be made pursuant to a Performance Cash Award.
Performance Goals
      Awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Cash Awards and other incentives under the 2005 Plan shall be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code, including, but not limited to: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales, sales growth; price of the Common Stock; return on net assets, equity, or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”). Awards of Stock Options under the 2005 Plan may be made subject to attainment of such performance goals.
      Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may be adjusted to include or exclude special items as described below.

Annual Management Incentive Awards
      The Committee has the authority to grant Management Incentive Awards to designated executive officers of the Company or any subsidiary.
      Management Incentive Awards will be paid out of an incentive pool equal to five percent of the Company’s consolidated operating earnings for each calendar year. The Committee will allocate an incentive pool percentage to each designated Participant for each calendar year. In no event may the incentive pool percentage for any one Participant exceed 20% of the total pool. For purposes of the 2005 Plan, “consolidated operating earnings” will mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of special items. Special items include: (i) gains or losses on the disposition of a business, (ii) changes in tax or accounting regulations or laws, or (iii) the effect of a merger or acquisition, as determined in accordance with generally accepted accounting principles. The Participant’s incentive award then will be determined by the Committee based on the Participant’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Participant who is a Covered Employee be increased in any way, including as a result of the reduction of any other Participant’s allocated portion.
Stock Awards
      The Committee, Chief Executive Officer or other designated officer may award shares of Common Stock to Participants without payment therefor, as additional compensation for service to the Company or a subsidiary. Stock awards may be subject to other terms and conditions, which may vary from time to time and among employees, as the Committee determines to be appropriate. However, an outright grant of stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient.
Cash Awards
      A cash award consists of a monetary payment made by the Company to an employee as additional compensation for his or her services to the Company or a subsidiary. A cash award may be made in tandem with another Benefit or may be made independently of any other Benefit. Cash awards may be subject to other terms and conditions, which may vary from time to time and among employees, as the Committee, Chief Executive Officer or other designated officer determines to be appropriate.
Amendment of the 2005 Plan
      The Board or the Committee has the right and power to amend the 2005 Plan, provided, however, that neither the Board nor the Committee may amend the 2005 Plan in a manner which would impair or adversely affect the rights of the holder of a Benefit without the holder’s consent. No material amendment of the Plan shall be made without stockholder approval.
Termination of the 2005 Plan
      The Board may terminate the 2005 Plan at any time. Termination will not in any manner impair or adversely affect any Benefit outstanding at the time of termination. No award shall be made more than ten years after the adoption of the Plan by the Board of Directors.
Committee’s Right to Modify Benefits
      Any Benefit granted may be modified, forfeited, or canceled, in whole or in part, by the Committee if and to the extent permitted in the 2005 Plan, or applicable agreement entered into in connection with a Benefit grant or with the consent of the Participant to whom such Benefit was granted. The Committee may grant Benefits on terms and conditions different than those specified in the 2005 Plan to comply with the laws and regulations of any foreign jurisdiction, or to make the Benefits more effective under such laws and regulations.

      The Committee may require a Participant to have amounts or shares of Common Stock that otherwise would be paid or delivered to the Participant as a result of the exercise or settlement of an award under the 2005 Plan credited to a deferred compensation or stock unit account established for the Participant by the Committee on the Company’s books of account.
      Neither the Board nor the Committee may cancel any outstanding Stock Option for the purpose of reissuing the option to the Participant at a lower exercise price, or reduce the option price of an outstanding option.
Change in Control
      Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control of the Company, all performance goals shall be deemed achieved at target levels and all other terms and conditions met; all outstanding Stock Options and SARs shall become vested and exercisable; all restrictions on Restricted Stock and Restricted Stock Units shall lapse; all Performance Stock shall be delivered; all Performance Cash Awards and Restricted Stock Units shall be paid out as promptly as practicable; all Annual Management Incentive Awards shall be paid out based on the consolidated operating earnings of the immediately preceding year or such other method of payment as may be determined by the Committee at the time of award or thereafter but prior to the Change in Control; and all Other Stock or Cash Awards shall be delivered or paid.
      A “Change in Control” shall mean: (i) the sale or disposition by the Company of all or substantially all of the assets of the Company (or any transaction having a similar effect); (ii) the consummation of a merger or consolidation of the Company with any other entity other than (A) a merger or consolidation which would result in the voting interests of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting interests of the surviving entity) at least 50% of the combined voting power of the voting interests of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction); or (iii) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the then outstanding voting interests of the Company but excluding, for this purpose, any such acquisition by the Company or any of its affiliates, or by any employee benefit plan (or related trust) of the Company or any of its affiliates.
Adjustments
      In the event of any change affecting the shares of Common Stock by reason of stock dividend, stock split, reverse stock split, spin-off, recapitalization, merger, consolidation, reorganization, share combination, exchange of shares, stock rights offering, liquidation, extraordinary cash dividend, disaffiliation of a subsidiary or similar event, the Committee shall make such adjustments (if any) as it deems appropriate and equitable, in its discretion, to outstanding awards to reflect such event, including without limitation, (1) adjustments in the aggregate number or class of shares which may be distributed under the Plan, the maximum number of shares which may be made subject to an award in any calendar year and in the number, class and option price or other price of shares subject to the outstanding awards granted under the Plan, (2) the substitution of other property (including, without limitation, other securities) for the stock covered by outstanding awards, and (3) in connection with any disaffiliation of a subsidiary, arrangement for the assumption, or replacement with new awards, of awards held by Participants employed by the affected subsidiary by the entity that controls the subsidiary following the disaffiliation.
      In the event of any merger, consolidation, or reorganization of the Company with or into another corporation which results in the Company’s outstanding securities being converted into or exchanged for different securities, cash, or other property, there shall be substituted on an equitable basis as determined by the Committee, for each share of common stock subject to a Benefit, the number and kind of shares of stock, other securities, cash, or other property to which holders of Common Stock of the Company are entitled pursuant to the transaction.
Substitution and Assumption of Benefits
      Either the Board or the Committee may authorize the issuance of Benefits in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of the Company or any subsidiary as the result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as it deems appropriate.
Reusage
      If a Stock Option granted under the 2005 Plan expires or is terminated, surrendered or canceled without having been fully exercised, if Restricted Stock is forfeited, or if Restricted Stock Units, Performance Shares or SARs are forfeited or terminated without the issuance of all of the shares subject thereto, the shares covered by such Benefits will again be available for use under the 2005 Plan. Shares covered by a Benefit granted under the 2005 Plan would not be counted as used unless and until they are actually issued and delivered to a Participant. Any Shares covered by a SAR shall be counted as used only to the extent Shares are actually issued to the Participant upon exercise of the SAR. Shares covered by a Benefit granted under the 2005 Plan that is settled in cash will not be counted as used.
Federal Income Tax Consequences
      The Company has been advised by counsel that the federal income tax consequences as they relate to Benefits are as follows:
ISOs
      An optionee does not generally recognize taxable income upon the grant or upon the exercise of an ISO. Upon the sale of ISO shares, the Optionee recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Optionee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise and the Company is not entitled to a federal income tax deduction. The holding period requirements are waived when an Optionee dies.
      The exercise of an ISO may in some cases trigger liability for the alternative minimum tax.
      If an Optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the Optionee recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale, or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the Optionee has held the ISO shares prior to disposition. In the year of disposition, the Company receives a federal income tax deduction in an amount equal to the ordinary income which the Optionee recognizes as a result of the disposition.
NSOs
      An Optionee does not recognize taxable income upon the grant of an NSO. Upon the exercise of such a Stock Option, the Optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NSO on the date of exercise exceeds the exercise price. The Company receives an income tax deduction in an amount equal to the ordinary income that the Optionee recognizes upon the exercise of the Stock Option.

Restricted Stock
      A Participant who receives an award of Restricted Stock does not generally recognize taxable income at the time of the award. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares.
      A Participant may elect to recognize the income at the time he or she receives Restricted Stock in an amount equal to the fair market value of the Restricted Stock (less any cash paid for the shares) on the date of the award.
      The Company receives a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the Participant had filed a timely election to accelerate recognition of income).
Other Benefits
      In the case of an exercise of an SAR or an award of Restricted Stock Units, Performance Stock, Performance Units, or Common Stock or cash, the Participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the Participant has recognized.
Million Dollar Deduction Limit
      Under Section 162(m) of the Internal Revenue Code, the Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s chief executive officer or is one of the four other most highly-compensated officers for that taxable year as reported in the Company’s proxy statement. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that Benefits in the form of Stock Options, Performance Stock, Performance Cash Awards, SARs, performance-based Restricted Stock and Restricted Stock Units and cash payments under Management Incentive Awards under the 2005 Plan constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.